                                                                    EXHIBIT (14)

                         INDEPENDENT AUDITORS' CONSENT

METROPOLITAN LIFE SEPARATE ACCOUNT E:


We consent to the use in this Post-Effective Amendment No. 2 to Registration Statement No. 333-43970/811-4001 of Metropolitan Life Separate Account E on Form N-4 of our report dated March 26, 2002, relating to Metropolitan Life Separate Account E and our report dated February 12, 2002, relating to Metropolitan Life Insurance Company, both appearing in the Statement of Additional Information which is a part of such Registration Statement, and to the reference to us under the heading "Independent Auditors", appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the reference to us under the heading "Financial Statements" appearing in the Prospectus, which is also a part of such Registration Statement.


DELOITTE & TOUCHE LLP
New York, New York


April 15, 2002